Exhibit 14(c)

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and the Board of Directors of Golub Capital BDC, Inc. and Subsidiaries

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statement of financial condition of Golub Capital BDC, Inc. and Subsidiaries (the “Company”), including the consolidated schedules of investments, as of September 30, 2023 and 2022, the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years in the period ended September 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”) incorporated by reference in this Registration Statement (Form N-14) (the “Registration Statement”), and have issued an unqualified opinion thereon dated November 20, 2023. The accompanying information on pages 98-101 of the Registration Statement under the caption Senior Securities for each of the five years in the period ended September 30, 2023 has been subjected to audit procedures performed in conjunction with our audits of the Company’s financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information included in the Senior Securities reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the instructions to Form N-14. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2015.

Chicago, Illinois

February 23, 2024